Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-38784


                             nStor Technologies, Inc.

                              Prospectus Supplement

                       (To Prospectus Dated June 12, 2000)

        You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

        On June 12, 2000, we issued a drawdown notice to Wishmasters Limited in connection with the common stock purchase agreement dated May 4, 2000, evidencing an equity draw down facility between us and Wishmasters. This notice offered to sell up to $750,000 of our common stock to Wishmasters based on the formula in the stock purchase agreement, during the 22 day period beginning on June 14, 2000 and ending on July 14, 2000, but at not less than $3.00 per share. During that pricing period, Wishmasters purchased a total of 36,657 shares of our common stock at an average purchase price of $2.79 per share. These purchases resulted in aggregate proceeds of $102,272 being paid and released from escrow to us by Wishmasters on a weekly basis. Ladenburg Thalmann & Co. Inc. received $4,091 as a placement fee in connection with this drawdown.

        The  attached  prospectus  relates to the resale of shares  acquired  by
Wishmasters pursuant to the stock purchase agreement and pursuant to the exercise of warrants held by Wishmasters and Ladenburg. As of the date of this prospectus supplement, Wishmasters owns 107,857 shares of common stock and Ladenburg owns 120,000 shares of common stock, including 100,000 and 120,000 shares, respectively, issuable upon the exercise of warrants. Because Wishmasters and Ladenburg may sell some or all of these shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of these shares, we cannot estimate the actual amount of shares that they will hold after the completion of the offering.

               The date of this prospectus supplement is July 17,
                                     2000.